EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Appoints Teri List to its Board of Directors

San Francisco, CA, April 11, 2022 - Visa Inc. (NYSE: V) announced today that Teri List has been appointed to its board of directors, effective April 11, 2022.

Ms. List was executive vice president and chief financial officer of Gap Inc. from January 2017 until March 2020, and served as an advisor until June 2020. Prior to joining Gap Inc., she has served in various senior leadership roles, including as executive vice president and chief financial officer at Dick’s Sporting Goods Inc. and Kraft Foods Group, Inc. and as senior vice president and treasurer with The Procter and Gamble Company. Ms. List also serves on the boards of directors of Danaher Corporation, DoubleVerify Holdings, Inc., and Microsoft Corporation.

"I am pleased to welcome Teri to Visa’s board of directors,” said Al Kelly, Chairman and Chief Executive Officer of Visa Inc. “Teri is a highly accomplished executive and public company director whose decades of financial and leadership experience across multiple industries will provide the board with diverse perspectives and expertise on risk management, strategic planning and financial oversight.”

This appointment brings Visa’s total board of directors to 11 members. You can view information on Visa Inc.’s board of directors on our investor relations website: http://investor.visa.com/corporate-governance/board-of-directors/

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About Visa Inc.
Visa Inc. (NYSE: V) is a world leader in digital payments, facilitating transactions between consumers, merchants, financial institutions and government entities across more than 200 countries and territories. Our mission is to connect the world through the most innovative, convenient, reliable and secure payment network, enabling individuals, businesses and economies to thrive. We believe that economies that include everyone everywhere, uplift everyone everywhere and see access as foundational for the future of money movement. Learn more at Visa.com.

Contacts:
Investor Relations
Jennifer Como, +1 650-432-7644, InvestorRelations@visa.com
Media Relations
Andy Gerlt, +1 650-432-2990, Press@visa.com